EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775)684-5708
Website: www.nvsos.gov

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.35 and 78.390- After Issuance of Stock)

1.   Name of corporation:

VISUALANT, INCORPORATED

2.   The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV – SHARES.

Section 4.1 Authorized Shares.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock: and “Preferred Stock.”  The total number of shares of capital stock that the Corporation is authorized to issue is Five Hundred Million (500,000,000) shares of Common Stock, par value $0.001 per share, and Fifty Million (50,000,000) shares of Preferred Stock, par value $0.001 per share.  The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:    69.9%

4.   Effective date and time of filing: (optional)        Date:                                Time:
(must not be later than 90 days after the certificate is filed)

5.   Signature: (required)

X /s/ Mark Scott

Signature of Officer

*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.